Exhibit 99.1

Missouri American Water Rate Order Settlement Approved by Missouri Public Service Commission
Increase Driven by $1.1 Billion in Infrastructure Investments

ST. LOUIS, Mo. (May 7, 2025) – The Missouri Public Service Commission (MoPSC) today approved a settlement for new water and wastewater rates for Missouri American Water.

The company’s rate request was filed on July 1, 2024, and was primarily driven by $1.1 billion in infrastructure investment in plant and distribution system upgrades made since its last rate filing.

“We are committed to making investments in our water and wastewater systems to maintain safe, clean, reliable and affordable service to the approximately 1.6 million people in the communities we serve,” said Rich Svindland, President, Missouri American Water. “This settlement allows for these continued investments while remaining focused on customer affordability.”

The approved rates represent a total annualized revenue increase of $63 million. New rates are expected to be effective by May 31, 2025.

Missouri American Water offers customers bill payment assistance programs including a payment installment plan and budget billing options available on the customer MyWater portal at missouriamwater.com. Income-eligible customers may also apply for assistance through the company’s Help to Others (H2O) Program. More information on bill payment assistance can be found on the company’s website here.

Customers will receive information about the new rates on their Missouri American Water bill. Information will also be available on the company’s website here under Customer Service Billing, our Water and Wastewater Rates.

American Water
American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to more than 14 million people with regulated operations in 14 states and on 18 military installations. American Water’s 6,700 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders.

For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X and Instagram.

Missouri American Water
Missouri American Water, a subsidiary of American Water, is the largest regulated water utility in the state, providing high-quality and reliable water and wastewater services to approximately 1.6 million people. For more, visit missouriamwater.com and follow Missouri American Water on X, Facebook, Instagram, YouTube and LinkedIn.

AWK-IR

Media Contact:
Christie Barnhart
Senior Manager, External Communications
Cell: 417-529-9781
Christie.barnhart@amwater.com

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